Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-172234 and No. 333-205547) and on Form F-3 (No. 333-195239 and No. 333-201223) of our reports dated March 31, 2017, relating to the consolidated financial statements and financial statement schedule of Daqo New Energy Corp. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Daqo New Energy Corp. for the year ended December 31, 2016.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

March 31, 2017